NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT.
INCORPORATED UNDER THE LAWS
OF THE STATE OF NEVADA

[Certificate ID]

CUSIP NO. 92643X 30 5

NUMBER

CT 1001

Pre-1001

VICTORY ENERGY CORPORATION

AUTHORIZED COMMON SHARES: 490,000,000
PAR VALUE: $0.001

SHARES

1,200,000

[Restriction]

THIS CERTIFIES THAT [Name]

IS THE RECORD HOLDER OF One million two hundred thousand

Shares of **Victory Energy Corporation** Common Stock
transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Date: 11/21/2012

CEO - KENNETH HILL

COUNTERSIGNED & REGISTERED
TRANSFER ONLINE, INC.
512 SE SALMON ST.
PORTLAND, OR 97214
BY: ______
AUTHORIZED SIGNATURE